CERTIFICATE OF DESIGNATION

                                     of

                     SERIES A CONVERTIBLE PREFERRED STOCK

                                     of

                           UNITED ECOENERGY CORP

                    Pursuant to Section 78.195 of the
                 Revised Statutes of the State of Nevada

	UNITED ECOENERGY CORP., a corporation organized and existing under the laws of the State of Nevada (the Corporation), does hereby certify that, pursuant to the authority conferred on its board of directors (the Board of Directors) by its articles of incorporation (the Articles of Incorporation), as amended, and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada
(NRS), the Board of Directors (or, as to certain matters allowed by law, a duly authorized committee thereof) adopted the following resolution establishing a series of 1,000,000 shares of Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock.

       RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation (the Corporation) by the Articles of Incorporation, a series of preferred stock, $.001 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Convertible Preferred Stock

	1. Designation and Amount. There shall be a series of Preferred Stock designated as Series A Convertible Preferred Stock, and the number of shares constituting such series shall be 1,000,000. Such series is referred to herein as the Convertible Preferred Stock.

	2. Par Value. The par value of each share of Convertible Preferred Stock shall be $.001.

	3. Rank. The shares of Convertible Preferred Stock shall rank prior to all of the Corporations Common Stock, par value $.001 per share (the Common
Stock),
now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary as provided herein.